EXHIBIT F
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                                     (logo)
             AGWAY INC., PO BOX 4933, SYRACUSE, NEW YORK 13221-4933



November 12, 1998




Mr. Robert J. Petcavich
Planet Polymer Technologies Incorporated
9985 Business Park Avenue
Suite A
San Diego, California 92131

Dear Bob:

This letter constitutes a binding commitment to provide a line of credit to Planet Polymer Technologies Incorporated ("Planet") on the terms attached to this letter.

Agway, Inc., through one of its affiliates, Agway Holdings Inc., ("Agway") has today entered into with Planet (i) an agreement to purchase Planet common stock and warrants pursuant to a Stock Purchase Agreement; (ii) an Exclusive Licensing Agreement with respect to the use of certain Planet technologies relating to agricultural and food products; and (iii) a Product Feasibility Agreement with respect to the development of agricultural and food polymer-coated products. Agway is delivering this commitment in order to allow Planet access to working capital in the event the purchase under the Stock Purchase Agreement does not occur on or before December 31, 1998.

Agway's commitment is subject to the execution and delivery of definitive agreements containing such terms and conditions as Agway deems necessary. Each party will be responsible for its respective expenses, including attorney fees with respect to the proposed agreements.

If this commitment is acceptable, please sign one copy in the space provided below and return the signed copy to Agway by 5 p.m. November 20, 1998.


AGWAY, INC.                                      PLANET POLYMER
                                                 TECHNOLOGIES, INC.



By:  /s/ Dennis J. LaHood                        By:/s/ Robert J. Petcavich
     -----------------------------                  ---------------------------
     Dennis J. LaHood, President                    Robert J. Petcavich, CEO
     Country Products Group
     Agway, Inc.


Date: November 12, 1998                          Date: November 19, 1998
      ---------------------------                     -------------------------


                  333 BUTTERNUT DRIVE, DEWITT, NEW YORK 13214

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                            LINE OF CREDIT TERM SHEET


Creditor:         Agway, Inc. or one of its designated affiliates ("Agway").

Debtor:           Planet Polymer Technologies, Inc. ("Planet").

Maximum Amount:   $480,000, to be drawn down in four installments of $120,000, beginning on January 1, 1999 and thereafter on the first day of each month until the earlier of the repayment of the line of credit or April 30, 1999.

Interest:         Prime rate as set forth in the Wall  Street  Journal,
                  reset on each day such rate is  published in the Wall
                  Street Journal during the term of the line of credit, plus one, compounding monthly, and accruing daily on the outstanding principal based on the actual number of days elapsed and a year of 360 days.

Term: In the event the purchase of Common Stock and Warrants under the Stock Purchase Agreement between Planet and Agway Holdings Inc.has not been completed, beginning on January 1, 1999 until repayment.

Repayment:        Full  repayment  of  all outstanding  principal  plus  accrued interest will be due upon the earlier of (i) the closing under the Stock Purchase Agreement or (ii) after April 30, 1999, on demand by Agway.